Exhibit 99.1

Video Transcript:

Anyone who works in the publishing industry knows that it is undergoing a lengthy transformation. One that has seen media print-based media companies disappear by the thousands over the last decade, as digital media has gained control.

All right, so check this out. One company out there has successfully navigated this transformation and seen its stock soar over 650% in a year.

Enter The Arena Group Holdings on the New York Stock Exchange, Ticker AREN. Arena group is quietly executing a turnaround few saw coming. The company, which owns a diverse slate of media brands such as Parade, TheStreet, Men’s Journal, Athlon Sports surfer and powder, now reaches more than 100 million monthly users across the sports, lifestyle, and finance categories, a scale that rivals some of the biggest names in online publishing.

But Arena’s resurgence isn’t simply a content story. The company has been reinventing itself from the inside out. After adopting its current identity in 2021, Arena shifted away from licensing and towards full ownership, brand acquisition and ecosystem monetization.

It rebuilt its textback, centralized its Ad-ops infrastructure, and integrated its network under one consolidated platform. The result, a far leaner, far more scalable digital operation and the numbers back it up.

Arena’s Q3 2025 results were released last week, and while revenue came in at $29.8 million, down from $33.6 million a year earlier, last year actually included a one time $3 million licensing agreement.

So the real story here is the profitability. Net income jumped to $6.9 million from $4 million. Adjusted EBITDA rose to $11.9 million from $11.2 million. Net margin improved to 23.2% up from 11.9%. EBITDA Margin expanded to 39.9%, up from 33.3%. With Trailing Twelve Month EBITDA now above $50 million, net debt below $100 million and leverage under 2X, Arena enters 2026 with one of the strongest balance sheets in the small cap media category. It’s also steadily shifting its revenue into higher margin digital channels, a structural advantage that many legacy publishers simply cannot replicate. So, the takeaway for investors, Arena isn’t merely outlasting the decline of traditional media, it’s building a scalable, profitable media tech model designed for the next decade of digital consumption.

In short, The Arena Group isn’t just a recovery story, it’s emerging as a blueprint for how modern media companies can evolve. With accelerating profitability, a loyal audience base, and real operational momentum, Arena Group is positioning itself as one of the 2026’s most compelling, under-the-radar growth names.